As Filed with the Securities and Exchange Commission on June 26, 2024 Registration No. 333-125899

Registration No. 333-172703

Registration No. 333-206066

Registration No. 333-233039

Registration No. 333-260918

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

POST EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT No. 333-125899

FORM S-8 REGISTRATION STATEMENT No. 333-172703

FORM S-8 REGISTRATION STATEMENT No. 333-206066

FORM S-8 REGISTRATION STATEMENT No. 333-233039

FORM S-8 REGISTRATION STATEMENT No. 333-260918

Under the

SECURITIES ACT OF 1933

_______________________

BJ'S RESTAURANTS, INC.

(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	33-0485615 (IRS Employer Identification No.)

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

(Address of Principal Executive Offices)

BJ'S RESTAURANTS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN, AS AMENDED

BJ'S RESTAURANTS, INC. 2024 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Gregory S. Levin

Chief Executive Officer and President

BJ'S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

(714) 500-2400

(Name, Address and Telephone number, including area code, of agent for service)

Copies of Communications to:

Kendra D. Miller, Esq. Executive Vice President and General Counsel BJ's Restaurants, Inc. 7755 Center Avenue, Suite 300 Huntington Beach, California 92647 (714) 500-2400 Fax: (714) 475-2898	Robert M. Steinberg, Esq. Elkins Kalt Weintraub Reuben Gartside LLP 10345 W. Olympic Blvd Los Angeles, California 90064 (310) 746-4400 Fax: (310) 746-4499

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.” See definition of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by BJ’s Restaurants, Inc. (the “Registrant”):

-- Registration No. 333-125899 filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2005 registering 5,640,000 shares of the Registrant's Common Stock, no par value (“Common Stock”), issuable under the BJ's Restaurants, Inc. Amended and Restated Equity Incentive Plan, formerly known as the 2005 Equity Incentive Plan (as amended and restated the “Prior Plan”).

-- Registration No. 333-172703 filed with the SEC on September 3, 2011 registering 1,200,000 additional shares of Common Stock under the Prior Plan.

-- Registration No. 333-206066 filed with the SEC on August 4, 2015 registering 1,250,000 additional shares of Common Stock under the Prior Plan.

-- Registration No. 333-233039 filed with the SEC on August 6, 2019 registering 1,250,000 additional shares of Common Stock under the Prior Plan.

-- Registration No. 333-260918 filed with the SEC on November 9, 2021 registering 1,840,000 additional shares of Common Stock under the Prior Plan.

The Registrant's Board of Directors approved the BJ's Restaurants, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) on April 18, 2024, and the 2024 Plan was subsequently approved by the Registrant's shareholders on June 18, 2024. Pursuant to the terms of the 2024 Plan, any shares of Common Stock subject to outstanding awards under the Prior Plan as of March 1, 2024 that, on or after such date, cease for any reason to be subject to such awards because they are forfeited, expire without exercise or are settled in cash (in whole or in part), will be issuable under the 2024 Plan.

Pursuant to the undertakings in Item 9 of the Registration Statements, we are filing this Post-Effective Amendment to provide that the Registration Statements shall also cover up to 1,942,915 shares of Common Stock subject to outstanding awards under the Prior Plan as of March 1, 2024, that on or after such date are not issued because such shares of Common Stock cease for any reason to be subject to such awards because they are forfeited, expire without exercise or are settled in cash (in whole or in part). All of the shares that are subject to this Post-Effective Amendment relating to the Prior Plan are currently the subject of awards issued under the Prior Plan and such shares will only become available for grant under the 2024 Plan to the extent the outstanding Prior Plan awards are forfeited, expire without exercise or are settled in cash (in whole or in part).

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Elkins Kalt Weintraub Reuben Gartside LLP (filed herewith).

23.1	Consent of Elkins Kalt Weintraub Reuben Gartside LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, State of California, on the 26th day of June, 2024.

BJ’S RESTAURANTS, INC.

By:	/s/ Gregory S. Levin
Gregory S. Levin, Chief Executive Officer, President and Director

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.